UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported)     January 28, 2005
                                                         -----------------------

                              GigaBeam Corporation
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             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)

             0-50985                                  20-0607757
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    (Commission File Number)                (IRS Employer Identification No.)


470 Springpark Place, Suite 900, Herndon, VA                  20170
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  (Address of Principal Executive Offices)                  (Zip Code)

                                 (571) 283-6200
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              (Registrant's Telephone Number, Including Area Code)


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          (Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

         ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
         ITEM 2.03         CREATION OF A DIRECT FINANCIAL OBLIGATION
         ITEM 3.02         UNREGISTERED SALES OF EQUITY SECURITIES

      On January 28 and February 1, 2005, GigaBeam Corporation ("Company") issued an aggregate of $2.5 million principal amount of 8% senior notes due January 28, 2008 ("Notes") with common stock purchase warrants ("Warrants") in an asset-backed financing ("Financing"). The principal purpose of the Financing will be to fund the Company's accounts receivable and component and product inventory in connection with the deployment of its products, scheduled to commence in the current fiscal quarter.

      The principal amount of the Notes is convertible at the election of the holders into shares of the Company's common stock ("Common Stock) at $8.00 per share, commencing April 1, 2005. One-half of the interest on the Notes will be payable in cash, semi-annually beginning July 31, 2005, and the balance will be payable, on the earlier of the Notes' maturity or conversion, in cash or, at each holder's option, shares of Common Stock valued at the lesser of (i) $10.00 per share and (ii) the volume weighted average per-share price of the Common Stock for the ten trading days ended five business days prior to the applicable interest payment date. The Notes are secured by substantially all of the Company's assets as well as the personal pledge of shares of Common Stock by each of the Company's Chief Executive Officer and President. The Company may not incur additional indebtedness for borrowed money that is senior to or pari passu to the Notes without the prior written consent of holders of 50% or more of the principal amount of the Notes then outstanding, subject to certain exceptions for accounts receivable and equipment financings.

      The Warrants are exercisable to purchase an aggregate of 446,429 shares of Common Stock at an exercise price of $7.00 per share from April 1, 2005 through January 28, 2011. The Company will use its best efforts to have the Warrants quoted on the OTCBB promptly following effectiveness of the Registration Statement described below. Until the date the Warrants are so quoted ("OTCBB Date"), the exercise price thereof will be subject to weighted average anti-dilution adjustments for issuances below the exercise price. The Warrants permit cashless exercises until the OTCBB Date. The Company may redeem all but not part of the outstanding Warrants as provided under the terms of the Warrants.

      The Company has agreed to file a Registration Statement on or about May 1, 2005 covering the Warrants and the shares of Common Stock issuable under the Notes and Warrants. In the event the Company conducts another financing prior to September 30, 2005, holders of the Notes will have the right to convert all or a portion of the then outstanding principal amount of their Notes, plus applicable interest, into the securities issued in such financing.

      The aggregate purchase price in the Financing was $2.5 million and net proceeds to the Company, after deducting placement agent fees, counsel fees and certain expenses, was approximately $2.1 million. In connection with the Financing, the placement agent received compensation of $250,000, 44,642 warrants (identical to the Warrants) and an option to purchase 31,250 shares of Common Stock for $8.00 per share.

         The Notes and Warrants were issued in the Financing without registration under the Securities Act of 1933, as amended ("Act"), in reliance upon the exemptions from registration provided under 4(2) of the Act and Regulation D promulgated thereunder. The Financing was made to a limited number of accredited investors without general solicitation and the Company obtained representations from the investors regarding their investment intent, experience and sophistication. The investors either received or had access to adequate information about the Company in order to make informed investment decisions.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         GigaBeam Corporation
                                         (Registrant)


                                         By: /s/Caroline Kahl
                                             ----------------------------------
                                             Caroline Kahl
                                             Vice President and General Counsel


Date:  February 3, 2005

                                  EXHIBIT INDEX

Exhibit
No.         Description of Document

4.1         Form of Private Warrant Certificate

4.2         Purchase Option in favor of HCFP/Brenner Securities LLC ("HCFP")

10.1 Securities Purchase Agreement dated as of January 28, 2005 by and among GigaBeam Corporation ("Company"), HCFP and the investors listed therein

10.2        Form of 8% Senior Note of the Company due 2011

10.3 General Security Agreement dated as of January 28, 2005 by and between the Company and the collateral agent for the ratable benefit of the holders of the Notes

10.4 Stock Pledge Agreement dated as of January 28, 2005 by and among Louis S. Slaughter, Douglas Lockie and the collateral agent for the ratable benefit of the holders of the Notes